UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 15, 2009

Date of report (Date of earliest event reported)

STANDARD PARKING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600, Chicago, Illinois  60611

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 5.01.	Changes in Control of Registrant.
Item 8.01.	Other Events.

As described in its Form 8-K filed on February 11, 2009, Standard Parking Corporation (the “Company”) was informed by its parent company, Steamboat Industries LLC (“Steamboat”), that Steamboat intended to sell a majority (and potentially all or substantially all) of its stake in the Company.   This proposed sale was intended to raise sufficient proceeds to repay a loan that Steamboat had with third-party lenders.  The loan was secured by a pledge of all of Steamboat’s common stock in the Company and was in the amount of approximately $119 million as of May 15, 2009.  Such third-party lenders provided Steamboat with extensions of the loan to May 15, 2009 to permit Steamboat sufficient time to effect such sale.  Steamboat was not able to raise sufficient proceeds to repay the loan.  Accordingly, on May 15, 2009, 7,581,842 shares were transferred by Steamboat to the following third-party lenders:  GSO Special Situations Overseas Master Fund, Ltd.; GSO Special Situations Overseas Benefit Plan Fund, Ltd.; CML VII, LLC; GSO Special Situations Fund LP; and GSO Capital Opportunities Fund LP (collectively, the “Lenders”).

Immediately prior to this transfer, Steamboat, which is controlled by the Company’s chairman, John V. Holten, held voting power or a pecuniary interest with respect to 7,687,842 shares, or 50.3%, of the Company’s common stock.  Following the transfer, the Lenders collectively hold 7,581,842 shares, or 49.7%, of the Company’s common stock.  Accordingly, the Company has ceased to be a “controlled company” under the NASDAQ rules. The Company intends to appoint independent directors to its Compensation Committee and Nominating and Corporate Governance Committee in a timely manner to comply with NASDAQ rules.

The Company is currently in compliance with all of its financial and other covenants under its credit facility, including the prohibition on transfer of majority control.  In addition, the Lenders have agreed not to engage in certain actions to determine to vote (or direct the voting of) or to dispose of pledged shares that are in excess of 50% of the Company’s common stock, which restrictions are intended to avoid causing a possible future change in control under the Company’s credit facility.

In addition, the Lenders have agreed not to engage or cause any of their affiliates or associates to engage in any merger, consolidation or similar transaction of the Company or any direct or indirect majority-owned subsidiary of the Company unless such transaction has been approved by (i) the Board and (ii) a majority of the “Continuing Directors.” This agreement expires on February 11, 2010.  The description of this letter agreement is not intended to be complete and is qualified in its entirety by the complete text of the agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

As of the date of this Form 8-K, no arrangements or understandings among affiliates of either Steamboat or the Lenders have been made with respect to the election of directors.

Steamboat has also transferred all of its rights under the Registration Rights Agreement dated June 2, 2004 between Steamboat and the Company, and the Lenders have agreed in writing for the benefit of the Company to be bound by the terms of this agreement.  Accordingly, the Lenders will have demand and piggyback registration rights pursuant to the registration rights agreement.  The demand registration rights terminate on May 27, 2009.  The description of this registration rights agreement is not intended to be complete and is qualified in its entirety by the complete text of the agreement, which is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

10.1                           Letter Agreement dated February 11, 2009 between the Company and various financial institutions.

10.2                           Registration Rights Agreement dated June 2, 2004 between the Company and Steamboat, as amended to join additional financial institutions as parties on May 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: May 18, 2009	By:	/s/ G. MARC BAUMANN
G. Marc Baumann, Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION OF EXHIBIT

10.1	Letter Agreement dated February 11, 2009 between the Company and various financial institutions.
10.2	Registration Rights Agreement dated June 2, 2004 between the Company and Steamboat, as amended to join additional financial institutions as parties on May 15, 2009.